Exhibit 10.31
MYOVANT SCIENCES LTD.
RESTRICTED STOCK AWARD AGREEMENT
(2016 EQUITY INCENTIVE PLAN)

This Restricted Stock Award Agreement (the “Agreement”), dated __________ (the “Grant Date”), is made by and between Myovant Sciences Ltd., a Bermuda exempted limited company (the “Parent”) and ____________ (the “Participant”).
1.    Definitions. Capitalized terms used but not defined herein have the meaning set forth in the Myovant Sciences Ltd. 2016 Equity Incentive Plan (the “Plan”).
2.    Grant of Restricted Stock. Subject to the provisions of this Agreement and the provisions of the Plan, the Parent hereby grants to the Participant _____________ restricted shares of Common Stock of the Parent (the “Restricted Shares”).
3.    Vesting and Forfeiture.
(i)    Generally. Except as set forth below in clauses (ii) and (iii), one-hundred percent (100%) of the Restricted Shares will vest and become non-forfeitable, as follows: Twentyfive percent (25%) of the Restricted Shares will vest and become non-forfeitable on the first anniversary of the Start Date (as defined in the Participant’s employment agreement with Myovant Sciences, Inc. (the “Company”), dated ___________(the “Employment Agreement”)) and the remaining balance will vest and become non-forfeitable in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date; provided, however, that the Restricted Shares described in this clause (i) will only vest and become non-forfeitable on each such vesting date if, and only if, the Participant remains in Continuous Service with the Company on each applicable vesting date.
(ii)    Termination of Continuous Service. Notwithstanding the foregoing and subject to clause (iii) below, if the Participant’s Continuous Service ceases for any reason, all unvested Restricted Shares shall be forfeited; provided, however, that if the Participant’s Continuous Service ceases because the Participant is terminated without Cause or if the Participant resigns for Good Reason (each as defined in the Employment Agreement), fifty-percent (50%) of the Participant’s then unvested Restricted Shares shall immediately vest and become nonforfeitable. If the Participant’s Continuous Service ceases because the Participant is terminated for any other reason, all unvested Restricted Shares shall be forfeited. Upon the forfeiture of any Restricted Shares pursuant to this Section 3, the Participant shall have no further right with respect to such Restricted Shares.
(iii)    Change of Control. Notwithstanding the foregoing, in the event the Participant’s Continuous Service is terminated by the Company without Cause or by the Participant for Good Reason on or before the eighteen (18) month anniversary of a Change of Control (as defined in the Employment Agreement), one-hundred percent (100%) of the Participant’s then unvested Restricted Shares shall immediately vest and become non-forfeitable. For the avoidance of doubt, for purposes of this Agreement, the definition of “Change of Control” shall be governed by the definition as used in the Employment Agreement (notwithstanding the definition under the Plan).
4.    Taxes.
(i)    Withholding. The Participant shall be required to pay, in cash, to the Parent, and the Parent and its Affiliates shall have the right and are hereby authorized to withhold from this Restricted Stock Award or from any compensation or other amount owing to the Participant, the amount of any applicable withholding taxes with respect to the Restricted Shares upon the applicable vesting date, or the date the value of any shares of Common Stock first

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becomes includible in the Participant’s gross income for income tax purposes, and to take such other action as may be necessary in the opinion of the Parent to satisfy all obligations for payment of such taxes. Regardless of any action the Parent or the Company may take with respect to any or all tax withholding obligations, the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary).
(ii)    83(b) Election. The Participant hereby acknowledges that the Participant has been advised by the Company and the Parent to seek independent tax advice from the Participant’s advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. The Participant expressly acknowledges that the Participant is solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Parent.
5.    Rights as a Shareholder. The Participant shall be the record owner of the Restricted Shares unless or until such Restricted Share is forfeited pursuant to Section 3 above or is otherwise transferred, and as record owner shall be entitled to all rights of a common shareholder of the Parent. Any dividends paid on the Restricted Shares shall be subject to the same vesting and forfeiture restrictions as apply to the Restricted Shares.
6.    Evidence of Shares; Legend. The Participant agrees that, in the Parent’s discretion, the Participant’s ownership of the Restricted Shares may be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Parent or its designated stock transfer agent in the Participant’s name, which shall be subject to a stop transfer order consistent with this Agreement and the legend set forth below. If, however, during the period in which the restrictions remain in place, the Restricted Shares are evidenced by a stock certificate or certificates, registered in the Participant’s name, the Participant acknowledges that upon receipt of such stock certificate or certificates, such certificates shall bear the following legend and such other legends as may be required by law or contract:
“These shares have been issued pursuant to the Myovant Sciences Ltd. 2016 Equity Incentive Plan (the “Plan”) and are subject to forfeiture to Myovant Sciences Ltd. in accordance with the terms of the Plan and an Agreement between Myovant Sciences Ltd. and the person in whose name the certificate is registered. These shares may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and said Agreement.”
The Participant agrees that upon receipt of any such stock certificates for the Restricted Shares the Participant shall deposit each such certificate with the Parent, or such other escrow holder as the Board may appoint, together with a stock power endorsed in blank or other appropriate instrument of transfer, to be held by the Parent or such escrow holder until the applicable vesting date. Upon expiration of the applicable portion of the restrictions, a certificate or certificates representing the shares of Common Stock as to which the period of restriction has so lapsed shall be delivered to the Participant by the Parent, subject to satisfaction of any tax obligations in accordance with Section 4 hereof; provided, however, that such shares of Common Stock may nevertheless be evidenced on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
7.    Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 3 above, be transferred, sold, assigned, pledged, hypothecated or otherwise alienated; provided, however, that the Board may, in its discretion, permit the Restricted Shares to be transferred subject to such conditions and limitations as may be imposed by the Board.
8.    No Right as Employee or Consultant. Neither the grant of the Restricted Shares nor any terms contained in this Agreement shall (i) affect in any manner whatsoever the right or power of the Company to terminate the Participant’s Continuous Service for any reason, with or without cause, (ii) if applicable, affect the Participant’s status as an at-will employee of the Company who is subject to termination of Continuous Service without cause,

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(iii) confer upon the Participant any right to remain employed by or in service to the Company, (iv) interfere in any way with the right of the Company at any time to terminate such employment or service, or (v) affect the right of the Company to increase or decrease the Participant’s other compensation.
9.    The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming a benefit under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Parent, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
10.    Compliance with Laws and Regulations. The Restricted Shares and the obligation of the Parent to deliver shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.
11.    Market Standoff Agreement. The Participant agrees that in connection with any registration of the Company’s securities that, upon the request of the Parent or the underwriters managing any public offering of the Parent’s securities, the Participant will not sell or otherwise dispose of any shares of Common Stock underlying the Restricted Stock Award without the prior written consent of the Parent or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by such managing underwriters and subject to all restrictions as the Parent or the underwriters may specify. The Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing.
12.    Notices. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to the Parent, Clarendon House, 2 Church Street; Hamilton HM 11, Attention: General Counsel, or such other address as the Parent may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.
13.    Other Plans. The Participant acknowledges that any income derived from any Restricted Shares shall not affect the Participant’s participation in or benefits under, any other benefit plan or other contract or arrangement maintained by the Parent, the Company or any other Subsidiary of the Parent.

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IN WITNESS WHEREOF, the Parent has caused this Agreement to be executed by its duly authorized officer.

Myovant Sciences Ltd.
By:
Name:
Title:

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The undersigned hereby acknowledges, effective as of the date first stated above, that the Participant has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.
GRANTEE:

Signature

Name

Date

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